Exhibit 99.1

Proteostasis Therapeutics Announces Keystone Symposia Presentation of

Organoid Study from More than 300 Adult CF Patients

Ex vivo Data with Proteostasis’ CFTR Modulators in non-F508del and non-G551D CF Genotypes Marks First Step Toward a Personalized Medicine Approach

BOSTON, Mass. – January 22, 2020 – Proteostasis Therapeutics, Inc. (NASDAQ:PTI), a clinical stage biopharmaceutical company dedicated to the discovery and development of groundbreaking therapies to treat cystic fibrosis (CF) and other diseases caused by dysfunctional protein processing, today announced the presentation of results from an ex vivo study of the Company’s proprietary cystic fibrosis transmembrane conductance regulator (CFTR) modulators in organoids from individuals with CF who are ineligible for the current standard of care CFTR modulator therapies due to their genotype, a population of approximately 2,300 adults in Europe alone. The results, outlined in a poster entitled “Intestinal Organoid Models as a Path for Personalized Therapy Development in Cystic Fibrosis,” will be presented at the Keystone Symposia on Tissue Organoids taking place on January 19-23, 2020 in Vancouver, BC, Canada.

The study remains on track for collecting tissue samples from up to 500 CF patients with less common genotypes by the end of Q1 2020 for assaying as organoids and for testing responsiveness to investigational CFTR modulators, including Proteostasis’ CFTR potentiator, corrector and amplifier, dirocaftor (DIR), posenacaftor (POS) and nesolicaftor (NES), respectively. Data from the organoid study will be used to select a subset of patients for a confirmatory clinical trial, known as the CHOICES trial (Crossover trial based on Human Organoid Individual response in CF - Efficacy Study). This organoid program is a strategic initiative funded by the European Commission, which has invited a select number of drug developers and leading researchers in CF to build a roadmap for personalized therapeutics in CF. Based on the outcome of the study, this transition from precision to personalized medicine for the treatment of CF could begin in patients with less common mutations.

The organoid study seeks to measure the ex vivo responsiveness to the PTI CFTR modulators in tissue samples collected via a rectal suction procedure. The rectal tissue is developed into an organoid or a miniaturized organ that is genetically identical to the patient donor and shares the same micro-anatomy as the organ from which they were derived. Organoid cultures from more than 370 adult CF patients have been established to date. Based on initial genotype analysis, approximately 85% of enrolled patients carry genotypes that lead to CFTR protein synthesis making them eligible for ex vivo study with DIR, POS and NES. Data from the organoid study will be used to select a subset of patients for the confirmatory CHOICES clinical trial. The poster outlining these results is available on the Company’s website at proteostasis.com.

“With advancements in models such as organoid testing used to predict the effectiveness of CFTR modulator treatments, the transition from precision to personalized medicine in this disease is an inevitability,” said Geoffrey Gilmartin, M.D., M.M.Sc., Chief Medical Officer of Proteostasis Therapeutics. “Essential to this transition is the introduction of more therapeutic options that expand the treatment choices for patients and physicians. As the only company in the HIT-CF consortium with a proprietary combination of novel CFTR modulators that have demonstrated positive Phase 2 data, we remain very enthusiastic about its progress and the translation of these results to the clinic in the CHOICES trial.”

“Access to CFTR modulators in Europe is challenged by either the ineligibility of patients for approved drugs due to their genotype, or by the lack of reimbursement for approved drugs due to their high cost,” said Cornelis K. van der Ent, Professor at the Department of Pediatric Pulmonology of the Wilhelmina

Children’s Hospital at the University Medical Center in Utrecht, the Netherlands and HIT CF Project Coordinator. “An organoid-assay-based personalized medicine approach offers the potential of a new decision-supporting technology to inform clinical decisions and provide each patient with CFTR modulators that lead to their highest possible benefit.”

CHOICES, which is expected to initiate in mid-2020, will be the first ever personalized medicine-based study in CF. Fully funded by the HIT-CF, this trial is a placebo controlled, double blind, crossover study with an 8-week treatment period and 6 months of uninterrupted dosing. The CHOICES trial will complement the MORE trial (Modulator Options to RestorE CFTR study), a global, Phase 3, randomized, placebo-controlled study in CF subjects with the common F508del homozygous mutation, which is designed to confirm the positive efficacy and tolerability results from a recently completed Phase 2 study of the Proteostasis CFTR modulator triple combination.

About HIT-CF Europe

HIT-CF Europe is a research project which aims to provide better treatment and better lives for people with cystic fibrosis (CF) and rare mutations. To achieve this, drug candidates are first tested on patient-derived organoids in qualified laboratories across Europe. Subsequently, based on the measured signal in the organoids, a smaller group of patients will be invited to participate in a clinical trial. All participating centers are part of the European Cystic Fibrosis Society – Clinical Trial Network (ECFS-CTN). The project has received funding from the European Union’s Horizon 2020 research and innovation program under grant agreement number 755021. For more information, visit www.hitcf.org.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a clinical stage biopharmaceutical company developing small molecule therapeutics to treat cystic fibrosis and other diseases caused by dysfunctional protein processing. Headquartered in Boston, MA, the Proteostasis Therapeutics team focuses on identifying therapies that restore protein function. For more information, visit www.proteostasis.com.

Safe Harbor

To the extent that statements in this release are not historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “aim,” “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements made in this release include, without limitation, statements regarding the potential of our proprietary combination therapies for the treatment of CF, the potential benefit to patients of our proprietary combination therapies, expected timing of patient enrollment in our clinical studies and cohorts for our clinical programs, including our planned Phase 3 programs and initiation of registrational or pivotal studies. Forward-looking statements made in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved. Such risks and uncertainties include, without limitation, the possibility final or future results from our drug candidate trials (including, without limitation, longer duration studies) do not achieve positive results or are materially and negatively different from or not indicative of the preliminary results reported by the Company (noting that these results are based on a small number of patients and small data set), uncertainties inherent in the execution and completion of clinical trials (including, without limitation, the possibility that FDA or other regulatory agency comments delay, change or do not permit trial commencement, or intended label, or the FDA or other regulatory agency requires us to run cohorts sequentially or conduct additional cohorts or pre-clinical or clinical studies), in the enrollment of CF patients in our clinical trials in a competitive clinical environment, in the timing of availability of trial data, in the results of the clinical trials, in possible adverse events from our trials, in the actions of regulatory agencies, in the endorsement, if any, by therapeutic development arms of CF patient advocacy groups (and the maintenance thereof), and those set forth in our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and our other SEC filings. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investors:

David Pitts / Claudia Styslinger

Argot Partners

212.600.1902

david@argotpartners.com / claudia@argotpartners.com

Media:

David Rosen

Argot Partners

212.600.1902

david.rosen@argotpartners.com